MYRIAD GENETICS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Effective: September 2022)

The following is a description of the standard compensation arrangements under which the non-employee directors of Myriad Genetics, Inc. (the “Company,” “our” or “we”) are compensated for their service as directors of the Company, including as members of the various committees of our Board of Directors (the “Board”).

Annual Retainer (all members) $60,000

Chair of the Board $120,000 additional retainer

Committee Chair Compensation
Audit and Finance Committee $28,000 additional retainer
Compensation and Human Capital Committee $20,000 additional retainer
Nominating, Environmental, Social $20,000 additional retainer and Governance Committee
Research and Product Innovation Committee $28,000 additional retainer

Committee Member Compensation (1)
Audit and Finance Committee $13,500 additional retainer
Compensation and Human Capital Committee $10,000 additional retainer
Nominating, Environmental, Social $10,000 additional retainer and Governance Committee
Research and Product Innovation Committee $13,500 additional retainer
(1) Other than each Committee Chair

Attendance

Non-employee directors do not receive any fees (other than the retainers outlined above) for attending Board or committee meetings. However, directors are reimbursed for any out-of-pocket costs and expenses incurred in attending Board and committee meetings.

Equity Awards

Under our 2017 Employee, Director and Consultant Equity Incentive Plan (as amended, the “2017 Plan”), non-employee directors may receive an award of equity in the Company. As recommended and determined by our Compensation and Human Capital Committee, and approved by our Board, on the date of each annual meeting of stockholders, we may grant to each non-employee director equity awards under the 2017 Plan. In addition, depending on the proximity to our annual meeting of stockholders, we may grant equity awards under the 2017 Plan to each new non-employee director upon his or her initial appointment to the Board; provided, however, that it is our policy that directors should generally not receive more than one equity award per year. The number of shares of restricted stock, restricted stock units and/or other equity awards granted will be determined by dividing $350,000 by the NASDAQ closing trading price of our common stock on the date of the applicable annual meeting of stockholders or the date that such new non-employee director is appointed to the Board, as applicable.

Restricted stock, restricted stock units and other equity awards granted to our non-employee directors may vest, in the discretion of the Board and/or Compensation and Human Capital Committee, (1) in the case of awards granted on the date of our annual meeting of stockholders, upon the earlier of (i) one year of service on the Board following the date of grant or (ii) the date of the next annual meeting of stockholders following such grant and (2) in the case of awards granted on the date that a new non-employee director is appointed to the Board, on the date that is one year following the date of such grant.

Options granted to our non-employee directors under the 2010 Employee, Director and Consultant Equity Incentive Plan (as amended, the “2010 Plan”) are exercisable after the termination of the director’s service on the Board for the remaining term of the applicable option to the extent such option was exercisable on the date of such termination. All options or restricted stock units granted to our non-employee directors will become fully exercisable or vested upon a change of control of Myriad or upon their death as provided for under the forms of award agreement for directors under our 2010 Plan or 2017 Plan, as applicable.